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                                                                 Exhibit 10.33


                              AMENDMENT NUMBER ONE
                                       TO
               ACTIVEPRESS JOURNAL HOSTING AND DELIVERY AGREEMENT


         This Amendment Number One to activePress Journal Hosting and Delivery Agreement (this "Amendment"), dated an effective as of January 1, 2001, amends that certain activePress Journal Hosting and Delivery Agreement (the "Journal Agreement") dated as of January 1, 2000 by and between HealthGate Data Corp., a Delaware corporation having an address at 25 Corporate Drive, Suite 310, Burlington, Massachusetts 01803 ("HealthGate"), Blackwell Publishers Limited, having an address of Osney Mead, Oxford OX2 0EL, United Kingdom [and being formerly know as Blackwell Science Limited] ("Blackwell"), and Munksgaard International Publishers Limited, having an address of 35 Norre Sogade, Copenhagen DK 1016 Denmark ("Munksgaard", and together with Blackwell, collectively, the "Publisher"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Journal Agreement.

         The Parties agree that Blackwell Publishing shall be defined as Blackwell Science Ltd, Blackwell Publishers Ltd, Munksgaard and affiliated publishing companies.

                                    RECITALS

         Since the effective date of the Journal Agreement, the Software and the desire of the Publisher for increased services for the Site have evolved to a sufficient degree that HealthGate and the Publisher desire to amend the Journal Agreement to better reflect such evolution and the agreement of the parties going forward from the date of this Amendment.

         NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.       AMENDMENTS. The Journal Agreement is hereby amended as follows:

         (a) SCHEDULES A, B, C, D and E are deleted and replaced in their entirety by the Site Service Plan attached hereto as SCHEDULE A and incorporated herein by reference (the "Site Service Plan"), and all references to said Schedules in the Journal Agreement shall be deemed references to SCHEDULE A attached hereto;

         (b)      SECTION 1 is deleted and replaced in its entirety with a new
                  SECTION 1 as follows:

                  "1.      SITE.


                           HealthGate shall host the Content on a Web site with the address of http://www.blackwell-synergy.com (the "Site"). HealthGate shall make the Content and portions thereof accessible in an online interactive mode for searching, access, review, displaying in a Web browser or on computer


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                           terminals, downloading, and printing on users'
                           Web-enabled computer equipment."


         (c)      SECTION 2 is deleted and replaced in its entirety with a new
                  SECTION 2 as follows:

                  "2.      SITE SERVICE PLAN.


                           The Site Service Plan set forth in SCHEDULE A attached hereto contains:

                           (a)      service and support specifications,
                                    including agreed communication procedures for the notification and rectification of service errors;

                           (b) procedures and processes for adding new Content, which shall be done by the Publisher; and

                           (c) details and descriptions of the functions and features and procedures for making minor enhancements to the Software, as defined in
                                    SECTION 3."


         (d)      SECTION 3 (Content Maintenance Plan) is deleted and SECTIONS 4
                  - 24 are hereby renumbered SECTIONS 3 - 23, accordingly, and all Section references hereinafter made, and in the Journal Agreement, shall be deemed to be references to such renumbered Sections.

         (e)      SECTION 3 is deleted and replaced in its entirety with a new
                  SECTION 3 as follows:

                  "3.      SOFTWARE.

                           HealthGate has developed, licensed or otherwise acquired software to operate the Site (collectively the "Software"). The Site Service Plan contains details and descriptions of the Software's functions and features and procedures for making minor enhancements to the Software. Notwithstanding the foregoing, the Publisher may elect to request the development of additional functions or features not described in the Site Service Plan. The fee for such development shall be as prescribed in SECTION 10 and shall be based upon the amount of labor time (measured in hours) required by HealthGate to evaluate, create and test each request. All such development and associated fees must have the prior written approval of the Publisher."

         (f) SECTION 4 is amended by deleting Roberta Pokigo as one of the HealthGate Project Managers and replacing her with Andy Cowenhoven, deleting Ian Bannerman and Alan Bacon as Publisher Project Managers and replacing them with Dan Gozdiff and David Sommer.


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         (g)      The second sentence of SECTION 5, which begins "The Publisher, at its expense, ..." and ends "...the Content Maintenance Plan." is deleted and replaced in its entirety with a new second sentence which reads as follows:

                  "The Publisher, at its expense, shall update the Content using the Software."

         (h)      SECTION 8 is deleted and replaced in its entirety with a new
                  SECTION 8 as follows:

                  "8.      ACTIVITY REPORTS.

                           "During the time that HealthGate hosts the Site, HealthGate shall provide to the Publisher activity reports detailing performance, access and usage of the Site. Such activity reports are described in the Site Service Plan."

         (i) The reference in SECTION 9 (Advertising) to SECTION 10(g) is deemed to be a reference to SECTION 10(d) after giving effect to the amendment of SECTION 10 set forth below.

         (j)      SECTION 10 is deleted and replaced in its entirety with a new
                  SECTION 10 as follows:

                  "10.     SCHEDULE OF FEES.

                           (a) ANNUAL HOSTING. The Publisher shall remit to HealthGate an annual hosting, Content storage and Software maintenance fee of $1,300,000 for each year of the Initial Term. This fee shall entitle the Publisher
                                    (i) to have up to 313 individual journal titles mounted and accessible through the Site and shall apply whether or not the Publisher supplies HealthGate with Content for 313 individual journal titles, (ii) an allowance of 48 working days (equivalent to 384 hours) of development labor time per year for HealthGate to make minor changes to the Software as requested by the Publisher and agreed to by HealthGate, whose agreement shall not be unreasonably withheld, and
                                    (iii) 200 gigabytes of storage of the
                                    Content on the Hardware. If the Publisher supplies HealthGate with Content from more than 313 individual titles, the Publisher shall remit to HealthGate an annual fee of $1650 for each additional individual journal title of the Content mounted and accessible through the Site. Further, if the Publisher chooses to supply Content from journal titles in excess of the initial 313 and these additional titles shall be in the form of bibliographic headers and PDF files only, then the annual conversion fee shall be $1450. In addition, in the event the Content requires in excess of 200 gigabytes of storage on the Hardware, such excess storage needs shall be accessible to the Publisher at an annual rate of $600 for each additional gigabyte of storage of the Content on the Hardware.


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                           (b)      ADDITIONAL SOFTWARE DEVELOPMENT. The
                                    Publisher shall remit to HealthGate a fee of $1,200 for each 8 hours of labor time used for the development of additional Software functions or features that are not described in the Site Service Plan as part of HealthGate's general maintenance and upgrading of the Software.

                           (c) PROCESSING FEE. The Publisher shall remit a Processing Fee, as described in SECTION 7 above, equal to 25% of each Information Fee relating to the on-line sale of an individual journal article processed by HealthGate. The minimum Processing Fee shall be equal to $4.00 per sales transaction processed by HealthGate. Information Fees relating to the sale of a journal subscription are not subject to a processing fee.

                           (d) ADVERTISING. Each party shall receive 30% of the gross advertising revenue for advertising sales on the Site (as described in Section 9) originated by the other party. Advertising can be sold either on the basis of a per thousand impressions rate or on the basis of a time-limited period, subject to minimum fees of $10 per thousand impressions and $100 per page per month.

                           (e) ACTIVITY REPORTS. All payments and fees described in SECTION 10(c) shall be based upon the relevant activity reports referenced in SECTION 8 and described in the Site Service Plan.

                           (f) ESCROW ACCOUNT. The Publisher shall pay all fees associated with the escrow account described in SECTION 23(b).

                           (g)      PAYMENT. All fees called for under this
                                    Section 10 shall be paid by the relevant party within 30 days of receipt of an invoice. All late payments shall bear interest at a rate equal to 1% per month until paid in full."

         (k)      SECTION 11 is deleted and replaced in its entirety with a new
                  SECTION 11 as follows:

                  "11.     FEE INVOICE SCHEDULE.

                           (a) ANNUAL FEES. Upon the completion of the transfer to the Publisher of all Publisher customer records, content files and log data through December 31, 2000, consistent with the data transfer specifications set forth in SECTION 10(b), the Publisher shall remit to HealthGate $650,000 as payment of one-half (1/2) of the standard annual hosting fee for 2001 provided under SECTION 10(a). HealthGate shall invoice the Publisher for payment of the


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                                    remainder of annual fees provided for under
                                    SECTION 10(a) according to the following schedule:

                                    o        Subject to pro rata adjustment for
                                             additional amounts owed for journal
                                             titles in excess of the initial 313
                                             titles, HealthGate shall invoice
                                             the Publisher for $108,333.33 on
                                             July 1, 2001 and on the first day
                                             of each succeeding month in 2001
                                             for the remainder of the standard
                                             annual hosting fee for 2001
                                             provided under SECTION 10(a).

                           (b) SOFTWARE DEVELOPMENT. Software development fees will be invoiced on completion of the implementation of the functions or features to which they relate, subject to the written approval of the publisher that they perform according to the Publisher's original specification of requirements. Extension of the development time as a result of modifications by the Publisher to the original specification will not be grounds for delaying payment.

                           (c) OTHER FEES. All other fees shall be invoiced on a monthly basis."

         (l) The first two paragraphs of SECTION 12 (Milestones and Deliverables) are deleted and replaced in their entirety as a new SECTION 12(a) as follows:

                  "(a) In the event that the Software fails to allow Publisher to process the Content of any journal issue within the processing objective time of 3 working days, HealthGate, recognizing the loss caused to the Publisher, will on demand pay to the Publisher an amount of money equivalent to the sum of $2,000 per issue, subject to a maximum of $50,000 per financial quarter, for all issues processed in each financial quarter.

                           Such sums of money will be paid by HealthGate to the Publisher not as a penalty, but as and for the ascertained and liquidated damages owing and payable by HealthGate to the Publisher by reason of such failure to meet the processing objectives."

         (m) SECTION 12 is amended by adding new SECTIONS 12(b) AND (c) as follows:

                  "(b) DATA, CONTENT AND CODE TRANSFER. HealthGate shall transfer all Publisher customer records, content files and log data to the Publisher per the data and content transfer schedule outlined in SECTION 12(c). The customer records must be contained in a Microsoft SQL 6.5 backup file and must be accompanied by both data field definition and data dictionary documents. The content files must in native file format and should be delivered in the same naming and format conventions used by the system. The log data is to be delivered in format that can be recognized by common log analysis

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                           tools like Webtrends. The application code is to be
                           delivered to the code escrow house and verification of receipt to be forwarded to the Publisher.

                           All data, files and log are to be delivered to the Publisher no later then 10 business days after the period end date defined in SECTION 12(c). The Publisher agrees to review the data within 5 business days and will promptly notify HealthGate of its approval. If the customer records, content files or log data is found to be incomplete or inaccurate the Publisher will notify in writing to HealthGate within 5 business days the issues involved. HealthGate will then have another 10 business days to comply.

                           All code to be deposited in the escrow must be acknowledged to the Publisher within 10 business days of the defined schedule.

                           (i)      Customer records are defined as all
                                    information relating to an individual
                                    registered user, institutional user or
                                    administrator. Data includes but is not
                                    limited to names, demographic and profile data that is captured or used by the system.

                           (ii) Content files are defined as all information pertaining to journal content including but not limited to abstract, full text and meta data of each individual article. Also included is the relationship between articles and issues. All permutations must be transferred including but not limited to the original submitted SGML files, XML transition files and final corrected HTML files.

                           (iii) Log data is defined as all data used to track usage and user activity. This data may include but in not limited to server log data, proprietary data stored by the software or data tracked by third party products like LDAP servers.

                           (iv) Application code is defined as proprietary HealthGate software applications that are used during the running of the site.

                                    The parties agree to investigate other
                                    methods of transferring the data.

                  (c) DATA AND CONTENT TRANSFER SCHEDULE. Publisher data and content will be transferred by HealthGate to the publisher based on the following schedule:

                           (i)      All transactions through March 31, 2001.

                           (ii)     All transactions through June 30, 2001


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                           (iii)    All transactions through September 31, 2001

                           (iv)     All transactions through December 31, 2001

                           The above schedule is "inception to date" and all records and data should be through 23:59 hour on the date defined in the schedule. The customer data and content files must be transferred in its entirety and there must no incremental data transfers for these data types. After the initial transfer of the log data all subsequent log data transfers may be made in an incremental basis."

         (n)      SECTION 14 is deleted and replaced in its entirety with a new
                  SECTION 14 as follows:

                  "14.     INITIAL TERM.

                           The Initial Term of this Agreement shall commence on January 1, 2001 and, unless terminated earlier as set forth herein, shall continue for a period of one year after such date (the "Initial Term")."

         (o) A new sentence is hereby added to the end of SECTION 15 as follows:

                  "In the event such negotiations do not result in an agreement prior to the end of the Initial Term, the fees in effect immediately prior to the termination of the Initial Term shall remain in effect for the next applicable term."

         (p) The last unlettered paragraph of SECTION 16 is deleted, SECTIONS 16(a) - (d) are relettered as SECTIONS 16(b) - (e), all references to such Sections are amended to reflect references to such relettered Sections, and a new SECTION 16(a) is added as follows:

                  "(a) In the event of termination of this Agreement before the end of Initial Term, HealthGate or its personal representative as the case may be, shall immediately deliver to the Publisher all correspondence, reports, documents, specifications, papers, information (on whatever media) and property including but not limited to customer records, content files and log data belonging to the Publisher which may be in his possession or under his control together with all confidential information or copyright works belonging to the Publisher. HealthGate shall erase the Content from its servers and otherwise discontinue any use of the content within ten (10) working days of the date of the termination."

         (q) SECTION 20(d) (Millennium Compliance) is deleted in its entirety.

         (r) All references in the Journal Agreement to a Content Maintenance Plan, a Software Maintenance Plan or an Activity reporting plan are hereby deemed to be references to the Site Service Plan.

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         (s)      SECTION 23(b) is deleted and replaced in its entirety with a new SECTION 23(B) as follows:

                  "(b) SOFTWARE ESCROW. HealthGate agrees to place into escrow, at a location to be mutually agreed upon by the parties, all applicable source code used to provide the services outlined in this Agreement. The Publisher shall pay all fee associated with the escrow account. The Publisher may not access the escrow account except in the case of HealthGate's bankruptcy or the event that HealthGate terminates this Agreement before the end of Initial Term as stated in SECTION 16(a). Notwithstanding the foregoing, Publisher shall not have access to the escrow account in the event HealthGate terminates the Agreement for Publisher's breach of the Agreement."

         (t) SECTION 23(J) is deleted and replaced in its entirety with a new SECTION 23(J) as follows:

                  "(j) VENUE. Any and all disputes between the parties arising under or in connection with this Agreement which cannot be resolved amicably by the parties or through arbitration, as contemplated under SECTION 23(k), shall be resolved in the courts located in London, England, except with respect to any action brought by the Publisher against HealthGate, in which case jurisdiction and venue shall be the Commonwealth of Massachusetts, USA."

2. SEVERABILITY. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Amendment.

3. LIMIT OF AMENDMENTS. Except as amended hereby, all other terms and provisions of the Journal Agreement are and shall remain in full force and effect.

4. COUNTERPARTS. This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment.

5. SECTION HEADINGS. The descriptive headings of this Amendment are inserted for convenience only and do not constitute a Section of this Amendment.

6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of England and Wales.


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         Executed as of the date first set forth above, as a document under seal, by the duly authorized representatives of the parties hereto.

HEALTHGATE DATA CORP.


By: ________________________

Name:

Title:


BLACKWELL PUBLISHING


By: ________________________

Name: ______________________

Title: _______________________


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